SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: NAVELLIER VARIABLE INSURANCE SERIES FUND, INC.

Address of Principal Business Office:

     1 East Liberty, Third Floor
     Reno, NV 89501

Telephone Number: (702) 785-2300

Name and Address of Agent for Service of Process:

     Dennis A. Holtorf
     1 East Liberty, Third Floor
     Reno, NV 89501


Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Reno and State of Nevada on the 24th day of February, 1997.

                                SIGNATURE: NAVELLIER VARIABLE INSURANCE
                                           SERIES FUND, INC.

                                       By: /s/DENNIS A. HOLTORF
                                           ___________________________________
                                            Dennis A. Holtorf
                                            Director
ATTEST: /s/CHERYL McCAULEY
        ________________________
                 Name

             Notary
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                 Title